Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 2-80510, 033-62229, 333-105211, and 333-152443 on Forms S-8 of The Sherwin-Williams Company of our report dated June 19, 2020 appearing in this Annual Report on Form 11-K of The Sherwin-Williams Company Employee Stock Purchase and Savings Plan for the year ended December 31, 2019.

/s/ Crowe LLP

Oak Brook, Illinois
June 19, 2020